Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Investor Relations:	Corporate Communications:

October 25, 2005		Lauren Camner	Melissa Gracey
		305-231-6535	305-817-8117

FINAL RELEASE

BankUnited Announces Record Fourth-Quarter Net Income;

Total Assets Reach $10.7 Billion

$509 million loan sale and securitization, deposit growth and branch network expansion highlight quarter and fiscal year

Fourth-Quarter 2005 Highlights:

•	Record fourth quarter net income of $14.3 million.

•	Total loan production of $1.6 billion, up 66.2% over same quarter last year

•	Total loans of $8.0 billion, up 39.7% from Sept. 30th last year.

•	$509 million of loans sold and securitized

•	Total deposits of $4.7 billion, up 34.2% from Sept. 30th last year

•	Non-interest bearing deposits of $372 million, up 50.3% from Sept. 30th last year

•	Branch network increases to 61, with six new branch openings

Fiscal 2005 Highlights:

•	Total assets of $10.7 billion, up 22.5% from Sept. 30th last year

•	Balance sheet repositioned through the prepayment of $530 million of high-rate debt and related swaps

•	Total loan production of $5.4 billion, up 44.8% over fiscal 2004

•	Commercial and commercial real estate loan balances of $978 million, up 27.5% from Sept. 30th last year.

•	Non-performing assets as a percentage of total assets of 0.08%, down from 0.20% from Sept. 30th last year

•	Initiated dividend payments on Class A Common Stock

•	Entered the three new Florida markets of Martin, St. Lucie and Lee counties

•	Opened 11 new branches

CORAL GABLES, Fla. - BankUnited Financial Corporation (NASDAQ: BKUNA), parent of BankUnited FSB, today reported fourth-quarter net income of $14.3 million for the quarter ended Sept. 30, 2005, compared to net income of $14.1 million for the same quarter last year. Basic and diluted earnings per share for the quarter were $0.47 and $0.44, respectively, unchanged from the same period in the prior year.

Net income for the fiscal year ended Sept. 30, 2005, was $27.5 million, compared to $50.7 million for the fiscal year ended Sept. 30, 2004. Basic and diluted earnings per share for the fiscal year were $0.90 and $0.85, respectively, as compared to $1.69 and $1.58 for the 2004 fiscal year. Excluding net losses related to prepayment of Federal Home Loan Bank of Atlanta (FHLB) advances and their related interest rate swaps made during the year, net income for the fiscal year ended Sept. 30, 2005, was $51.7 million, up 1.9% from the fiscal year ended Sept. 30, 2004. Basic and diluted earnings, excluding the net loss related to the FHLB prepayments, were $1.70 and $1.60 per share, respectively, for the fiscal year ended Sept. 30, 2005.

For more information, please see the reconciliation of GAAP to non-GAAP amounts.

“This has been a year of focusing our product offerings, deepening relationships with customers and expanding our reach in Florida,” said Alfred R. Camner, BankUnited’s chairman and chief executive officer. “The growth in deposits, loan production and total assets reflect the effectiveness of our strategies.

During the fiscal year, we repositioned the balance sheet for future potential earnings growth. As the largest banking institution headquartered in Florida, BankUnited is uniquely positioned to bring our version of neighborhood banking to communities around the state. We continue to believe that we operate in the best banking market in the country.”

Ramiro Ortiz, BankUnited, president and chief operating officer, added, “I am extremely proud of our results this year. The percentage of growth we achieved in deposits is particularly gratifying. As we work with customers to become their financial institution of choice, we will build on these accomplishments.

Our micro-market strategy coupled with focused marketing initiatives and perceptive site selection is working. Existing branches continue to grow, and a number of the 11 branches we added this year are already making a positive impact.”

Net-Interest Margin

The net-interest margin improved to 1.85% this quarter from 1.67% for the preceding quarter, and was down from 1.93% for the same quarter last year. The net-interest margin for the fiscal year was 1.78%, down from 1.92% for the 2004 fiscal year.

The improvement in margin this quarter can be primarily attributed to balance sheet restructuring, upward Monthly Treasury Average (MTA) index repricing and enhancements to the mortgage products.

While the margin is improving, BankUnited estimates that the net-interest margin would have been approximately two basis points higher if the FHLB had not unexpectedly lowered the quarterly dividend rate from the rate in the prior quarter.

Three additional factors continue to affect BankUnited’s net-interest margin:

First, funding costs are rising due to increases in general market interest rates and competitive pressure on deposit prices.

Second, a significant portion of BankUnited’s loan portfolio consists of adjustable-rate mortgages, of which a substantial amount is indexed to the MTA. This index presently lags increases in short-term interest rates. During the quarter ended Sept. 30, 2005, the MTA index increased 42 basis points.

Third, relatively high mortgage loan prepayment levels continue to affect margin. While the company recognizes that this is an industry-wide phenomenon, BankUnited implemented additional programs during the third quarter of this fiscal year designed to reduce the level of prepayments. These programs showed some initial positive results in the fourth quarter.

Deposit Growth

Total deposits increased 34.2% to $4.7 billion at Sept. 30, 2005, up from $3.5 billion at Sept. 30, 2004. Core deposits, which include checking, savings and money market accounts, increased to $1.9 billion, up

17.0% from Sept. 30, 2004 and up 17.0% over the previous quarter. Non-interest bearing deposits rose to $372 million at Sept. 30, 2005, up 50.3% from Sept. 30, 2004. Reflecting market trends, BankUnited emphasized lengthening of maturities in time deposits as well as growth in non-interest bearing accounts in anticipation of rising interest rates.

Loan Sales and Securitizations

During the quarter, BankUnited sold $509 million of MTA-indexed adjustable-rate mortgage loans for securitization and acquired $278 million of the securities issued in that transaction for its portfolio. BankUnited expects that this transaction will provide increased liquidity, flexibility and positive exposure in the secondary market going forward and facilitate future growth. BankUnited will continue to evaluate additional opportunities that may achieve both these goals and enable more effective management of the balance sheet.

Loan Production and Balances

Total loan originations were $1.6 billion for the quarter, up 66.2% over the fourth quarter of last year. Total loan originations for the fiscal year were a record $5.4 billion, up 44.8% over the 2004 fiscal year. After BankUnited’s loan sale and securitization transaction, total loans grew by $472 million, or 6.2%, during the quarter to $8.0 billion as of Sept. 30, 2005.

Residential mortgage loan originations, which include specialty consumer mortgage loans originated through branch offices, were $1.3 billion for the quarter, up 50.9% over the fourth quarter of last year. For the fiscal year, these residential mortgage loan originations were a record $4.2 billion, up 43.2% over the 2004 fiscal year. Residential mortgage loan balances after giving effect to the loan sale and securitization transaction, increased $315 million during the quarter.

Consumer loan production, which excludes specialty consumer mortgage loans originated through branch offices, was $90 million this quarter, up 69.7% over the same quarter of last year. Consumer loan production was $299 million for the 2005 fiscal year, up 64.9% over the prior year. Consumer loan balances grew by $107 million, or 63.3%, from Sept. 30, 2004, to $277 million for the quarter ended Sept. 30, 2005.

Commercial and commercial real estate loan balances grew to $978 million, up 27.5% from Sept. 30th last year. This includes a $113 million increase in commercial and commercial real estate loan balances during the quarter.

Non-Interest Income

Total non-interest income was $5.5 million for the quarter, up 13.0% from the same quarter last year. For the 2005 fiscal year, total non-interest income was $22.6 million, up 11.0% from last year. Included in the total non-interest income for fiscal 2005 is a $1.4 million charge on the settlement of swaps related to the FHLB debt prepayment. Gain on sale of assets, which include loans and securities, totaled $6.1 million for fiscal 2005 as compared to $5.0 million for the 2004 fiscal year.

Fee income, which includes loan fees, deposit fees and other fees (excluding loan servicing fees), was $2.7 million for the fourth quarter of fiscal 2005, up 28.7% from the same quarter last year. Fee income for the 2005 fiscal year was $9.2 million, up 5.2% over the 2004 fiscal year. The fee income amounts reflect the reclassification of fees on mortgage prepayments from “Other Income” to “Interest Income” for the current and previous periods.

BankUnited’s portfolio of residential loans serviced for others grew to $1.7 billion at September 30, 2005. Servicing fees for the quarter net of amortization resulted in a net loss of $302,000, compared to no gain or loss for the same quarter in the prior year. For fiscal 2005, servicing fees net of amortization, resulted in a net loss of $316 thousand compared to a net loss of $1.2 million for fiscal 2004. In addition, BankUnited recorded $130,000 and $1.2 million in impairment charges based on a valuation of the servicing portfolio by independent third parties, during fiscal years 2005 and 2004, respectively.

Expenses and Efficiency Ratio

Non-interest expense increased $8.4 million for the quarter to $30.2 million, up 38.4% from $21.8 million for the same quarter in fiscal 2004. The efficiency ratio for the quarter was 58.90%, an increase from 49.48% for the same quarter last year.

Non-interest expense, including $35.8 million in pre-tax prepayment fees related to the FHLB debt, increased $59 million for the 2005 fiscal year to $144 million, a 69.9% increase from the $84.7 million for the prior fiscal year. For the fiscal year, the efficiency ratio was 77.52%, compared to 51.77% for the 2004 fiscal year.

Non-interest expense, excluding the prepayment fees related to the FHLB debt, was $108 million for the 2005 fiscal year, up 27.6% from the 2004 fiscal year. Excluding the FHLB prepayment fees, the efficiency ratio for the 2005 fiscal year would have been 57.14%.

The increase in non-interest expense for the quarter, and, excluding FHLB prepayment fees for the fiscal year, reflects the company’s rapid expansion in its branch network and its support areas as well as expenses relating to first-year compliance with Section 404 of the Sarbanes-Oxley Act.

Balance Sheet Repositioning

During the fiscal year BankUnited prepaid $530 million in long-term FHLB advances and their related interest rate swaps. This enabled the company to obtain lower-cost funds through deposits and borrowings and should have a positive impact on future profitability. The net impact of prepayment fees on the debt and related swaps totaled $37.2 million, which, on an after-tax basis, reduced the company’s earnings for the fiscal year by $24.2 million.

Asset Quality

Non-performing assets as a percentage of total assets decreased to 0.08% from 0.10% for the previous quarter, and down from 0.20% at Sept. 30, 2004. The net year-to-date annualized charge-off ratio improved to 0.03% compared to 0.04% for the preceding quarter. There is no guarantee that BankUnited’s low levels of non-performing assets will be sustainable in the future. The allowance for loan losses as a percentage of total loans was 0.32% as of Sept. 30, 2005, compared to 0.42% as of Sept. 30, 2004, and 0.33% as of June 30, 2005.

Dividends on Class A Common Stock

During the 2005 fiscal year, BankUnited’s board of directors declared and paid three consecutive quarterly cash dividends, each of one-half cent ($0.005) per share of its Class A Common Stock. BankUnited anticipates that it will continue to declare and pay such dividends on a quarterly basis subject to termination at any time at the sole discretion of the board.

Capital Ratios and Book Value

BankUnited, FSB continues to maintain its strong capital position in excess of regulatory requirements. Core and risk-based capital ratios were 7.1% and 14.5%, respectively, at Sept. 30, 2005.

BankUnited announced on October 24, 2002, that its board of directors had authorized a stock repurchase program on its Class A Common Stock. Under the program, BankUnited may purchase up to 1 million shares of its Class A Common Stock in open market transactions, from time to time, at such prices and on such conditions as the executive committee of the board determines to be advantageous. During the fourth quarter, BankUnited purchased 78,200 shares of its Class A Common Stock in the open market. During the fiscal year, BankUnited purchased 89,700 shares of its Class A Common Stock in the open market. BankUnited may make additional purchases under this program in the future.

Book value per common share was $16.59 as of Sept. 30, 2005, up from $16.19 at Sept. 30, 2004.

About BankUnited

BankUnited Financial Corp. (Nasdaq:BKUNA) is the holding company for BankUnited FSB, the largest banking institution headquartered in Florida as measured by assets. BankUnited had assets of $10.7 billion at Sept. 30, 2005. Serving customers in Miami-Dade, Broward, Palm Beach, Martin, St. Lucie, Collier and Lee counties through 61 branches, BankUnited offers a full spectrum of consumer and commercial banking products and services, including online products that can be accessed through http://www.bankunited.com. For additional information, call (877) 779-2265.

A conference call to discuss the earnings for the quarter and fiscal year will be held on Tuesday, October 25, at 2 p.m. EDT, with Chairman and Chief Executive Officer Alfred R. Camner, President and Chief Operating Officer Ramiro Ortiz, Chief Financial Officer Bert Lopez and Executive Vice President of Corporate Finance James Foster.

The toll-free dial-in number for the conference call is (800) 720-5032. The call leader is Alfred R. Camner. The name of the call is BankUnited, and the access code for the call is 1269549. A replay of the call will be available from 3 p.m. EDT on October 25 through 11:59 p.m. EDT on November 1, by calling toll-free (800) 642-1687 (domestic) or (706) 645-9291 (international). The pass code for the replay is: 1269549.

Forward-Looking Statements

This press release may contain certain forward-looking statements, which are based on management’s expectations regarding factors that may impact the company’s earnings and performance in future periods. Words and phrases such as: “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “project,” “believe,” “intend,” “should,” “may,” “can,” “could,” “plan,” “target” and similar expressions are intended to identify “forward-looking statements.” Actual results or performance could differ from those implied or contemplated by such statements. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general business and economic conditions; fiscal and monetary policies; significant weather events such as hurricanes; war and terrorism; changes in interest rates; deposit flows; loan demand and real estate values; competition with other providers of financial products and services; the issuance or redemption of additional company equity or debt; volatility in the market price of our common stock; changes in accounting principles, policies or guidelines; changes in laws or regulation; reliance on other companies for products and services; and other economic, competitive, servicing capacity, governmental, regulatory and technological factors affecting the company’s operations, pricing, products and delivery of services.

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BankUnited Financial Corporation

Quarter Ended September 30, 2005 Earnings Release

	For the Three Months Ended			For the Fiscal Year Ended September 30,
Operations Data:	September 30, 2005	June 30, 2005	September 30, 2004	2005	2004
	(dollars and shares in thousands, except per share amounts)
Interest income:
Interest and fees on loans	$106,514	$88,637	$63,702	$345,005	$231,524
Interest on mortgage-backed securities	13,804	15,341	20,630	64,265	80,856
Interest and dividends on investments and other interest-earning assets	5,236	5,864	5,174	22,100	19,721

Total interest income	125,554	109,842	89,506	431,370	332,101
Interest expense:
Interest on deposits	31,156	26,160	17,900	98,313	71,928
Interest on borrowings	45,019	41,522	30,608	157,156	108,720
Interest on trust preferred securities and subordinated debentures	3,617	3,395	1,789	12,942	8,255

Total interest expense	79,792	71,077	50,297	268,411	188,903

Net interest income	45,762	38,765	39,209	162,959	143,198

Provision for loan losses	800	800	1,650	3,800	5,025

Net interest income after provision for loan losses	44,962	37,965	37,559	159,159	138,173

Other income:
Loan servicing fees, net of amortization	(302)	(140)	42	(316)	(1,212)
Impairment of mortgage servicing rights	—	(130)	—	(130)	(1,200)
Loan fees	771	592	541	2,506	2,540
Deposit fees	1,240	1,066	1,055	4,422	4,278
Other fees	659	572	478	2,266	1,920
Gain on sales of loans, securities, and other assets (1)	615	929	838	6,112	4,957
Insurance and investment income	1,077	970	1,073	4,262	4,295
Settlement on swap related debt extinguishment	—	(1,369)	—	(1,369)	—
Other income	1,408	1,217	813	4,858	4,785

Total other income	5,468	3,707	4,840	22,611	20,363

Other expense:
Employee compensation	14,547	13,231	11,043	51,817	43,773
Occupancy and equipment	6,773	7,214	4,888	24,379	17,399
Professional fees	2,473	2,168	372	6,796	3,892
Telecommunications and data processing	1,998	1,886	1,448	7,030	5,726
Advertising and promotion expense	1,326	1,434	1,170	5,579	5,288
Debt extinguishment	(734)	36,548	—	35,814
Other operating expenses	3,793	2,841	2,876	12,440	8,595

Total other expense	30,176	65,322	21,797	143,855	84,673

Income (loss) before income taxes	20,254	(23,650)	20,602	37,915	73,863

Provision for income taxes	5,989	(8,841)	6,508	10,378	23,141

Net income (loss)	$14,265	$(14,809)	$14,094	$27,537	$50,722

Earning Per Share Data:
Net income (loss)	$14,265	$(14,809)	$14,094	$27,537	$50,722
Preferred stock dividends	112	112	101	431	379

Net income (loss) available to common stockholders	$14,153	$(14,921)	$13,993	$27,106	$50,343

Basic earnings (loss) per common share:	$0.47	$(0.50)	$0.47	$0.90	$1.69

Weighted average common shares outstanding	30,122	30,134	29,958	30,090	29,843

Diluted earnings (loss) per common share:	$0.44	$(0.50)	$0.44	$0.85	$1.58

Weighted average diluted common shares outstanding	32,241	30,134	32,263	32,339	32,153

(1)	Consists of the following:

	For the Three Months Ended			For the Fiscal Year Ended September 30,
	September 30, 2005	June 30, 2005	September 30, 2004	2005	2004
(Loss) gain on sales of investments and mortgage-backed securities	(319)	$927	$(69)	$2,794	$(1,902)
Gain on sales of loans and other assets	934	$2	$907	$3,318	$6,859

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BankUnited Financial Corporation

Quarter Ended September 30, 2005 Earnings Release (continued)

		For the Three Months Ended			For the Year Ended September 30,
Reconciliation of GAAP to non-GAAP measures:		September 30, 2005	June 30, 2005	September 30, 2004	2005	2004
		(dollars and shares in thousands, except per share amounts)
Net income:
	GAAP net income (loss)	$14,265	$(14,809)	$14,094	$27,537	$50,722
	Less: after-tax effect of debt prepayment	478	(24,646)	—	(24,168)	—

	Non-GAAP net income	$13,787	$9,837	$14,094	$51,705	$50,722

Earnings per share:
Basic
Numerator	GAAP net income (loss) available to common stockholders	$14,153	$(14,921)	$13,993	$27,106	$50,343
	Less: after-tax effect of debt prepayment	478	(24,646)	—	(24,168)	—

	Non-GAAP net income available to common stockholders	$13,675	$9,725	$13,993	$51,274	$50,343

Denominator	GAAP weighted average common shares outstanding	30,122	30,134	29,958	30,090	29,843
	Adjustment for non-GAAP measure	—	—	—		—

	Non-GAAP weighted average common shares outstanding	30,122	30,134	29,958	30,090	29,843

EPS	GAAP basic earnings (loss) per share	$0.47	$(0.50)	$0.47	$0.90	$1.69
	Less: after-tax effect of debt prepayment	0.02	(0.82)	—	(0.80)	—

	Non-GAAP basic earnings per share	$0.45	$0.32	$0.47	$1.70	$1.69

Diluted
Numerator	GAAP net income (loss) for diluted earnings per share	$14,153	$(14,921)	$13,993	$27,106	$50,343
	Less: after-tax effect of debt prepayment	478	(24,646)	—	(24,168)	—
	add back from convertible stock dividends	(112)	(112)	(101)	(431)	(379)

	Non-GAAP net income for diluted earnings per share	$13,787	$9,837	$14,094	$51,705	$50,722

Denominator	GAAP weighted average shares for diluted earnings per share	32,241	30,134	32,263	32,339	32,153
	Adjustment for non-GAAP measure	—	2,156	—	—	—

	Non-GAAP weighted average shares for diluted earnings per share	32,241	32,290	32,263	32,339	32,153

EPS	GAAP diluted earnings (loss) per share (1)	$0.44	$(0.50)	$0.44	$0.85	$1.58
	Less: Impact of adjustments to earnings and shares outstanding	0.01	(0.80)	—	(0.75)	—

	Non-GAAP basic earnings per share	$0.43	$0.30	$0.44	$1.60	$1.58

Note:	BankUnited believes earnings, not including losses related to the FHLB prepayments (the “Non-GAAP Measure”), provides useful information to investors for the performance of financial analysis. BankUnited uses the Non-GAAP Measures internally to execute its in-period financial operating performance and to plan for future periods. However, Non-GAAP Measures are neither stated in accordance with, nor are they a substitute for, GAAP measures.
(1)	The conversion of 2,155,577 common equivalent shares and related adjustments to income were not considered when computing diluted earnings per share during the quarter ended June 30, 2005 which had a net operating loss.

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BankUnited Financial Corporation

Quarter Ended September 30, 2005 Earnings Release (continued)

Selected Balance Sheet Data:	As of September 30, 2005	As of June 30, 2005	As of September 30, 2004
	(In thousands)
Asset Data:
Total assets	$10,667,705	$9,944,114	$8,710,445
Cash and cash equivalents	$238,051	$107,614	$181,894
Investment securities	$289,932	$287,547	$333,939
Mortgage-backed securities	$1,626,005	$1,503,236	$2,068,180
Loans:
Residential loans	$6,678,322	$6,349,652	$4,747,569
Commercial and commercial real estate loans	978,233	864,798	767,540
Consumer loans (1)	277,204	246,119	169,778
Unearned discounts, premiums and loan fees	119,588	106,895	65,992
Allowance for loan losses	(25,755)	(24,926)	(24,079)

Loans receivable, net (excluding loans held for sale)	$8,027,592	$7,542,538	$5,726,800

Loans held for sale	$12,196	$25,602	$28,786
FHLB Stock	$189,593	$175,193	$155,716

Liability Data:
Total liabilities	$10,160,089	$9,444,451	$8,217,788
Deposits:
Non-interest bearing deposits	$371,535	$326,357	$247,154
Interest bearing checking and money market deposits	382,817	389,443	398,280
Savings	1,179,571	942,065	1,013,198

Total core deposits	1,933,923	1,657,865	1,658,632
Certificates of deposit	2,799,432	2,565,120	1,869,630

Total deposits	$4,733,355	$4,222,985	$3,528,262

Borrowings (2)	$4,981,733	$4,798,227	$4,297,665
Convertible debt	$120,000	$120,000	$120,000
Trust preferred securities and subordinated debentures	$195,500	$196,250	$164,979

Equity Data:
Total stockholders’ equity	$507,616	$499,663	$492,657
Preferred equity	$6,562	$6,562	$5,931

AVERAGE BALANCE SHEET DATA (Three months ended)

Loans, net (3)	$8,015,588	$7,181,767	$5,453,342
Investment securities	$287,685	$300,227	$331,915
Mortgage-backed securities	$1,455,296	$1,614,157	$2,186,005
Interest-earning assets (4)	$9,957,817	$9,300,779	$8,121,330
Assets	$10,268,583	$9,553,882	$8,369,883
Interest bearing deposits	$4,027,861	$3,792,216	$3,197,440
Non-interest-bearing deposits	$334,087	$310,098	$239,883
Other borrowings (2)	$4,970,824	$4,519,851	$4,067,884
Convertible debt	$120,000	$120,000	$120,000
Trust preferred securities and subordinated debentures	$196,209	$195,458	$164,154
Interest-bearing liabilities	$9,314,895	$8,627,525	$7,549,478
Liabilities	$9,768,494	$9,041,377	$7,895,760
Stockholders’ equity	$500,089	$512,505	$474,123

(1)	Includes home equity loans and lines of credit, excludes consumer mortgage products which are included in Residential Loans.
(2)	Includes FHLB advances, repurchase agreements, and senior notes.
(3)	Includes loans held for sale.
(4)	Excludes non-accruing loans.

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BankUnited Financial Corporation

Quarter Ended September 30, 2005 Earnings Release (continued)

	For the Three Months Ended
Selected Data:	September 30, 2005	June 30, 2005	September 30, 2004
Quarterly Performance Data:
Return on average tangible common equity	12.17%	-12.49%	12.73%
Return on average assets	0.56%	-0.62%	0.67%
Yield on interest-earning assets	5.03%	4.73%	4.40%
Cost of interest-bearing liabilities	3.40%	3.30%	2.65%
Net interest yield on earning assets (margin)	1.85%	1.67%	1.93%
Net interest spread	1.63%	1.43%	1.74%
Efficiency Ratio	58.90%	153.80%	49.48%

	For the Fiscal Year Ended
	September 30, 2005	September 30, 2004
Year to Date Performance Data:
Return on average tangible common equity	5.79%	11.78%
Return on average assets	0.29%	0.66%
Yield on interest-earning assets	4.71%	4.46%
Cost of interest-bearing liabilities	3.14%	2.73%
Net interest yield on earning assets (margin)	1.78%	1.92%
Net interest spread	1.57%	1.73%
Efficiency Ratio	77.52%	51.77%

	As of
	September 30, 2005	June 30, 2005	September 30, 2004
	(dollars and shares in thousands, except per share amounts)
Equity Data:
Book value per common share	$16.59	$16.29	$16.19
Closing price of Class A Common Stock	$27.87	$27.04	$29.15
Common shares outstanding	30,200	30,269	30,059
Average equity to average assets (3 mos.)	4.87%	5.36%	5.66%

Capital Ratios:
Tangible capital ratio (1)	7.1%	7.2%	7.3%
Tier 1 core capital ratio (1)	7.1%	7.2%	7.3%
Total risk-based capital ratio (1)	14.5%	14.7%	15.6%

Non-Performing Assets:
Non-accrual loans	$8,391	$8,509	$15,523
Restructured loans	—	—	367
Loans 90 day past due and still accruing	—	537	2

Total non-performing loans	8,391	9,046	15,892
Non-accrual tax certificates	—	—	69
Real estate owned	542	524	1,611

Total non-performing assets	$8,933	$9,570	$17,572

Allowance for losses on tax certificates	$—	$—	$65
Allowance for loan losses	25,755	24,926	24,079

Total allowance	$25,755	$24,926	$24,144

Non-performing assets to total assets	0.08%	0.10%	0.20%
Non-performing loans to total loans	0.10%	0.12%	0.27%
Allowance for loan losses as a percentage of total loans	0.32%	0.33%	0.42%
Allowance for loan losses as a percentage of non-performing loans	306.94%	275.55%	151.52%
Net year-to-date charge-offs	$2,124	$2,153	$2,642
Net annualized year-to-date charge-offs as a percentage of average total loans	0.03%	0.04%	0.05%

(1)	Capital ratios are for BankUnited FSB only.